UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 8, 2014

Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On January 8, 2014, Socket Mobile, Inc. (the “Company”) accepted terms of a revolving credit line with Bridge Bank, National Association to replace a similar agreement with Silicon Valley Bank. The Silicon Valley Bank agreement was initially reported in a Form 8-K dated October 12, 2011 with an initial expiration date of October 12, 2013. The Company further reported in a Form 8-K dated October 15, 2013 an extension of the expiration date of the Silicon Valley Bank line agreement to January 10, 2014. These Form 8-K’s are incorporated by reference. Silicon Valley Bank has agreed to further extend the current line until the earlier of the activation of the Bridge Bank revolving credit line or February 28, 2014.

The proposed terms of the revolving credit line with Bridge Bank are similar to the terms of the Silicon Valley Bank agreement. The Company may borrow up to $2.5 million, of which up to $1.5 million is based on qualified receivables from domestic (U.S. based) customers and up to $1.0 million is based on qualified receivables from international customers. The international portion of the line will include certain accounts receivable guarantees from the EXIM Bank. The proposed agreement will be for a two year period and will contain customary representations, warranties and covenants. The Company’s total borrowings under the line may not exceed 50% of the sum of cash plus qualified receivables. Activation of the Bridge Bank line is subject to completion of an audit of the Company’s receivables by Bridge Bank, approval by EXIM Bank of their guarantees, transfer of first security position in the Company’s assets, including intellectual property, from Silicon Valley Bank to Bridge Bank, and completion of loan and security agreements.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

By:	/s/ David W. Dunlap
Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

Date: January 10, 2014